Exhibit 99.2

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EDITED TRANSCRIPT

GEF—Q4 2012 Greif Inc. Earnings Conference Call

EVENT DATE/TIME: DECEMBER 12, 2012 / 03:00PM GMT

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DECEMBER 12, 2012 / 03:00PM GMT, GEF - Q4 2012 Greif Inc. Earnings Conference Call

CORPORATE PARTICIPANTS

Rob McNutt Greif Inc.—SVP and CFO

David Fischer Greif Inc.—President and CEO

CONFERENCE CALL PARTICIPANTS

Adam Josephson KeyBanc—Analyst

Benjamin Wong Bank of America Merrill Lynch—Analyst

Chris Manuel Wells Fargo Investments—Analyst

Steve Chercover D.A. Davidson—Analyst

Phil Gresh JPMorgan—Analyst

PRESENTATION

Operator

Good morning. As a reminder, you may follow this presentation on the web at Greif.com in the Investor Center under conference calls. If you don’t already have the earnings release, it is also available on our website. We are on slide 2.

The information provided during this morning’s call contains forward-looking statements. Actual results or outcomes may differ materially from those that may be expressed or implied. Some factors that could cause results or outcomes to differ are on slide 2 of this presentation, in the Company’s 2011 Form 10-K and in other Company SEC filings, as well as Company earnings releases.

This presentation uses certain non-GAAP financial measures, including those that exclude special items such as restructuring charges and acquisition-related costs, and EBITDA before and after special items. EBITDA is defined as net income plus interest expense net, plus income tax expense, less equity earnings of unconsolidated subsidiaries net of tax plus depreciation, depletion or amortization expense.

Management believes the non-GAAP measures provide a better indication of operational performance and a more stable platform on which to compare the historical performance of the Company than the most nearly equivalent GAAP data. All non-GAAP data in the presentation are indicated by footnotes. Tables showing the reconciliation between GAAP and non-GAAP measures are available at the end of this presentation and in the fourth quarter 2012 earnings release.

Giving prepared remarks today, in the order of speaking — Senior Vice President and CFO Rob McNutt, and President and CEO David Fischer.

I will now turn the call over to Mr. McNutt.

Rob McNutt —Greif Inc.—SVP and CFO

Thank you, Kevin. Good morning and thank you for joining us.

Before reviewing our financial results, I want to discuss the specific factors that led to the Company to delay our fourth quarter earnings release and conference call earlier this week. During last quarter’s conference call, I noted weaknesses identified in our internal controls in Latin America that we were addressing.

In the fourth quarter of 2012, we completed our review of accounting processes and corrected errors that occurred over a number of years in that region of the Rigid Industrial Packaging & Services segment. Additionally, we made several prior period adjustments in the fourth quarter related to deferred tax assets, tax reserves and withholding taxes. We also recorded corrections related to the financing structures of two of the Company’s joint ventures formed in 2010 and 2011.

The impact of all errors and adjustments was not material to the Company in any prior year. However, the cumulative effect of the correction of these prior period errors would have been material to the current year’s consolidated financial statement of operations. Therefore, these errors were corrected by restating the relevant prior periods.

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DECEMBER 12, 2012 / 03:00PM GMT, GEF - Q4 2012 Greif Inc. Earnings Conference Call

Some of these errors were identified late in the year-end closing process. The process to correct the errors and provide adequate time for review by our independent auditors led us to the decision to reschedule our earnings release and call. We have taken steps to specifically address these issues, and are focused on strengthening our processes and controls going forward.

Please turn to slide 3. As we told you last year at this time, our priorities for fiscal 2012 included improving our working capital management, increasing cash flow and integrating acquisitions. We ended the year with solid achievements in each of these areas. Working capital was $202 million at October 31, 2012, compared with $353 million on the same date last year, a decline of $151 million or 43%.

While lower commodity costs were part of the decline, this improvement also was the result of specific initiatives we implemented during the past year, including more favorable terms for Accounts Payable, improved inventory planning, better processes and increased focus on cash management throughout the Company.

Importantly, working capital and cash flow were well-managed throughout the year, and we continued those trends through Q4 on cash generation. Cash provided by operating activities was $139 million for fourth quarter 2012, benefiting from lower working capital requirements during the quarter.

$474 million of cash from operating activities and $304 million of free cash flow in fiscal 2012 were both records. We made significant progress on working capital in 2012, and our emphasis on cash will continue to be an area of focus for the Company going forward.

Capital expenditures were $166 million, excluding timberland purchases of $3.7 million for 2012. Our capital expenditure plans for 2013 are expected to be between $140 million and $150 million. This range covers normal maintenance CapEx plus strategic projects, including amounts related to the initial phase of our multi-year ERP implementation.

We also made progress on acquisition integration during 2012. However, much of this was masked by the downturn in the European economy. This included securing synergies from bolt-on acquisitions and executing strategies in new businesses acquired during the previous two years.

We will continue to seek additional cost savings in 2013.

In the Rigid Industrial Packaging segment, we benefited from our improved footprint for the collection and manufacture of reconditioned drums, and implementation of integrated marketing in response to increased customer interest for new and used drums to meet specific objectives, including sustainability.

In 2012 we also began to install rigid intermediate bulk container lines following the acquisition of Fustiplast in July 2011. Other sites in our global network have been identified for deployment of rigid IBC lines in key locations around the world over the next few years.

In the Flexible Products segment, we adapted to soft market conditions and continued to pursue network consolidation to position the polywoven business for future growth and increased operating efficiency.

Please turn to slide 4. My comments concerning our financial performance will focus primarily on results for fourth quarter of 2012. Annual amounts are presented in our earnings release and additional detail will be available in our 2012 Form 10-K, which is expected to be filed later this month.

Net sales declined approximately 5% to $1.076 billion for fourth quarter of 2012. The largest impact was a 4% decline from foreign currency translation in our Rigid Industrial Packaging and Flexible Products businesses. Selling prices were 2% below the fourth quarter of 2011, due in large part to pass-through of lower raw material costs.

Sales volumes were 1% higher compared with the same quarter of 2011, especially benefiting from solid performance in the Paper Packaging segment.

SG&A expense was flat at $121 million for fourth quarters of both 2012 and 2011. Higher pension and other employee benefit expenses, spending on information technology and performance-based incentive accruals related to the achievement of cash flow targets were partially offset by the impact of foreign currency translation and lower professional fees.

Acquisition-related costs, primarily attributable to back-office integration of acquisitions acquired during the second half of 2011, were $3 million for the fourth quarter compared with $5 million for the prior year.

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DECEMBER 12, 2012 / 03:00PM GMT, GEF - Q4 2012 Greif Inc. Earnings Conference Call

Operating profit before special items was $78 million for the fourth quarter of 2012 versus $93 million for the same period in 2011. Higher operating profit for Paper Packaging and Land Management segments was more than offset by a $14 million decrease for the Rigid Industrial Packaging segment, and a decrease of approximately $9 million for the Flexible Products segment compared with the prior year.

EBITDA was $97 million for fourth quarter compared with $104 million for the prior year due to lower operating results for the Rigid Industrial Packaging and Flexible Products segment. Net interest expense declined to $22 million for the fourth quarter compared with $25 million for the same quarter in the prior year. This was due to lower debt outstanding, which benefited from lower working capital requirements compared with fourth quarter of 2011.

Long-term debt was $1.175 billion at October 31, 2012, a decline of nearly $200 million or 14% compared with the same date last year.

Book income tax expense was $6 million for the fourth quarter of 2012 compared with $20 million for the same period in 2011. Our annual book tax rate was 30.4% for 2012 compared with 27% in the prior year.

A shift in the Company’s global earnings mix during 2012 resulted in a greater amount of income taxed at a higher rate for the year. Cash tax payments for fiscal 2012 totaled $57 million.

Diluted EPS per Class A share was $0.45 for the fourth quarter 2012 compared with $0.36 in the prior year. Diluted EPS per Class A share before special items was $0.63 for the fourth quarter versus $0.65 for the fourth quarter of 2011.

I am now on slide 5. Net sales of $764 million were 6% below the fourth quarter of 2011 in our Rigid Industrial Packaging segment. The largest factor influencing the year-over-year comparisons was foreign currency translation, which had a negative impact of 4%. Selling prices and volumes were each 1% below the same period last year.

In the Rigid Industrial Packaging segment economic, conditions and market pressure impacted volume and prices in all regions, particularly those outside of North America.

Operating profit before special items was approximately $48 million for the fourth quarter of 2012 compared with $61 million for the same period in the prior year. This was primarily due to lower sales volumes and selling prices, higher conversion costs, and the negative effect of foreign currency translation, and the impact of the correction of errors in Latin America.

There were $6 million of restructuring charges in the fourth quarter of 2012 versus $16 million the prior year. These charges were due to further rationalization of operations, particularly in the EMEA region. Acquisition-related costs were $3 million for the fourth quarter of 2012.

Please turn to slide 6. Net sales for the fourth quarter of 2012 were $115 million for the Flexible Products & Services segment. The key factor influencing a 14% decline versus the same period last year was selling prices, which were 11% below the fourth quarter of 2011. This decline was attributable to the pass-through of lower raw material costs, market pressure for multiwall bags in the United States, and the mix of polywoven products.

Foreign currency translation was negative 4% compared with the same period last year. Volumes were 1% higher for the fourth quarter versus a year ago due to a year-over-year increase in multiwall bags in the US.

The Flexible Products segment’s operating profit before special items was $2 million for the fourth quarter of 2012. Lower polywoven product volumes, higher production costs tied to European consolidation efforts, startup costs for the fabric hub in Saudi Arabia, and higher restructuring charges contributed to the decline in operating results compared with fourth quarter 2011.

There were $5 million of restructuring charges in the Flexible Products segment for the fourth quarter of 2012 related to the rationalization of operations compared with $3 million the prior year.

I am now on slide 7. Our Paper Packaging segment achieved record net sales and operating profit for fiscal 2012. Net sales increased 6% to $190 million for the fourth quarter of 2012. The 7% increase in fourth-quarter volume was partially offset by a 1% decline in selling prices due to product and geographic market mix.

During the fourth quarter we began to implement the recently announced $50 per ton containerboard price increase. While it had only a modest impact on results in Q4, we anticipate achieving more during the first quarter of 2013.

OCC costs, which account for approximately 70% of this segment’s raw material, were at $82 per ton below regional indices compared with the prior year.

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DECEMBER 12, 2012 / 03:00PM GMT, GEF - Q4 2012 Greif Inc. Earnings Conference Call

Since the end of our fourth quarter on October 31 — October 31, OCC prices increased in November by $10 to $15 per ton and have fluctuated among the regions since that time.

Operating profit increased 37% to $25 million for the fourth quarter of 2012. In addition to solid volume growth, gross profit margin benefited from lower raw material costs, particularly for OCC.

Please turn to slide 8. Favorable weather conditions and customer demand positively impacted Land Management’s fourth-quarter results. Net sales increased 13% to $7 million for the quarter. Recreation, mineral and consulting revenues more than doubled to $2 million from the same period for the prior year and were 29% of net sales for the fourth quarter of 2012.

Operating profit increased 24% to approximately $4 million for the fourth quarter of 2012 versus the prior year. The fourth quarter of 2012 results included $1 million of special use property disposals compared with a de minimis amount for the same period last year.

Now please turn to slide 9. This is a very tough time to forecast any business, given weak macroeconomic conditions coupled with political and geopolitical uncertainties and turmoil. In terms of our outlook for fiscal 2013, factors impacting the global economy during 2012 are expected to continue this year. Assuming no shock to the economy and relatively stable end markets, we anticipate a slight increase in volume compared with fiscal 2012, and margin improvement based on stable raw material costs, acquisition integration benefits, improved operating performance and full realization of the containerboard price increase currently being implemented.

We anticipate that EBITDA will be between $450 million and $500 million for fiscal 2013. Additionally, for fiscal 2013 we expect capital expenditures to be between $140 million and $150 million. Net interest expense to be below fiscal 2012, reflecting lower debt levels; and the book tax rate to be between 31% and 34%.

That concludes my remarks. I will now turn the call over to David Fischer.

David Fischer —Greif Inc.—President and CEO

Thank you, Rob. Please turn to slide 10. We exited 2012 stronger and with greater stability in our businesses than we entered the year. We are pleased with the record free cash flow for the Company and for the record annual sales and operating profit for our Paper Packaging and Services segment. These records were achieved during a year that was impacted by significant global macroeconomic factors and other uncertainties.

The Paper Packaging segment results reflect significant progress in the pursuit of our efficient frontier business strategy for the mills, higher volumes in our sheet feeding operations. Plus the benefits of lower input costs and market consolidation.

In fiscal 2013 we will continue to adapt to external influences and especially focused on those things we can control in our businesses. Despite the US fiscal cliff and other global macroeconomic issues, demand stabilized, albeit at a somewhat lower level as our customers seek to navigate an unchartered environment under tight supply chain conditions during a seasonally low period.

Restructuring actions implemented during the past year were accelerated in the fourth quarter to put us on a more stable footing going forward.

Please turn to slide 11. This past September, I announced a streamlined reporting structure that includes three new group presidents who report directly to me. The main driver of this organizational change is to increase the level of activity across businesses and across geographies within Greif’s business portfolio. These changes are expected to drive increased synergies, including shared costs that will yield a lower total cost structure for the overall Company.

Key elements of the Greif Business System are operational excellence, commercial excellence, working capital management, and global sourcing and supply-chain provide a strong support and Companywide focus for the achievement of these goals.

Addison Kilibarda is Group President of Rigid Industrial Packaging & Services for the Americas. He also has global responsibility for our packaging accessories business and is responsible for lifecycle services in the Americas.

Ivan Signorelli is Group President of Rigid Industrial Packaging & Services for the EMEA and Asia-Pacific regions. Additionally, Ivan is responsible for our global intermediate bulk container strategy and the global strategy for lifecycle services and the operations within his own region.

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DECEMBER 12, 2012 / 03:00PM GMT, GEF - Q4 2012 Greif Inc. Earnings Conference Call

Pete Watson is Group President of Paper Packaging and Services. He is also responsible for global sourcing and supply-chain, and for the Greif Business System.

Since September, each of the new group presidents has shaped their organizations and aligned them with the new reporting structure in order to increase interaction across businesses and across geographies.

I am now on slide 12. Safety is fundamental to our business performance. It is discussed every day at the beginning of each shift in all of our facilities around the world. We regularly measure and closely monitor safety performance in each of our businesses.

Safety is our number one priority as leaders, because it is the right thing to do for our employees. It is also a very effective means to lower our medical and insurance costs.

Accurate assessment of a company’s safety performance requires both quantitative and qualitative measurements. Medical case rate for Greif, which is one of our key quantitative measures, decreased 16% in 2012 to 1.56 from 1.86 the prior year. We were fortunate that some of our business units had zero recordable incidents, which is a goal we aspire to for all Greif operations.

These results include all recent acquisitions. Our Rigid Industrial Packaging EMEA region achieved its lowest medical case rate since 2006, and the Flexible Products segment has already achieved world-class safety performance. We will maintain our emphasis on safety across our entire business portfolio and our pursuit of continuous improvement toward an incident-free work environment for all Greif employees.

Please turn to slide 13. There has been considerable discussion in the media and in other areas about the new normal, especially during the past year. Governments, businesses and individuals are all seeking to understand the short and long-term implications of this new environment as it applies to their circumstances. The new normal impacts both short-term market conditions and the selection and execution of the correct long-term strategies.

During the past 16 months, our restructuring actions have been heavily weighted towards Western Europe. Our Rigid Industrial Packaging & Services and Flexible Products Service segments have concentrated presence in Western Europe. We are seeing signs that our business in that region has stabilized. More recently, we have also addressed issues in other regions of the world through additional restructuring actions in response to market conditions.

Uncertainty in the business environment for Greif and for our top customers continues to prevail in fiscal 2013, and we have limited ability to forecast the impact of global macroeconomic issues and prevailing uncertainties. We are focused on controlling the controllable, and are committed to promptly adjusting our cost structure to levels consistent with customer demand trends. We will remain agile and flexible as our customers continue to address their own competitive positions and geographic footprint needs going forward.

There is another dimension to the new normal. This involves opportunities that did not exist until recently, which have evolved from the advent of abundant low-cost natural gas in North America. Migration of certain manufacturing businesses relocating their operations or establishing a new presence in North America is underway.

Not only has low-cost natural gas become more available, labor cost — costs in traditionally low cost markets have increased. These trends are expected to lead to increased economic activity in North America, which will serve as a catalyst for our customers and Greif’s future growth.

We have the most comprehensive industrial packaging footprint in place to respond to this manufacturing renaissance in North America. Several of our customers have made public announcements in recent months that involve significant investment in new and expanded facilities in North America. We are well-positioned to respond to their needs and also benefit from these positive, long-term developments.

That concludes my remarks. Rob and I will now answer your questions.

QUESTION AND ANSWER

Operator

(Operator Instructions). Adam Josephson, KeyBanc.

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DECEMBER 12, 2012 / 03:00PM GMT, GEF - Q4 2012 Greif Inc. Earnings Conference Call

Adam Josephson —KeyBanc—Analyst

A couple of questions. Can you elaborate on the market pressure you experienced in Rigid, and how did it compare to what you experienced earlier in the year?

David Fischer —Greif Inc.—President and CEO

In general, across the world, what you saw in the Rigid segment was — in the second half of the year, where the economy had caught up to our big accounts and they had gone out for tenders. And as they instituted their own, let’s say, contingency actions, there were a number of larger bids or larger tenders around the world, which we have, for the most part, worked our way through. But the pressure during that period was more intense in the second half of the year than the first half of the year in the Rigid, and that is pretty much a general statement around the world.

Adam Josephson —KeyBanc—Analyst

Thanks for that, David. Just a couple others. The fabric hub in Saudi Arabia, have your plans for guarding that hub changed in light of the segment’s recent performance, weak volume trends, et cetera?

David Fischer —Greif Inc.—President and CEO

We have previously lengthened the implementation of the scale-up of the production capabilities within the Saudi hub. I am very pleased to announce that the Saudi hub is up and running and making good quality fabric right out of the start, but at a moderate pace given the Greif Business System releasing unused capacities of existing sites around the world, coupled with the fact of the drop in demand primarily in Europe, where that business is concentric. We just don’t need all the additional capacity at this moment.

The economics of the Saudi hub are still attractive to us. But at a moderated pace, we believe it’s still a very good investment for us long-term.

Adam Josephson —KeyBanc—Analyst

Thanks, David. And just one last one on free cash flow. Obviously, your free cash flow this year was substantially higher than what you have generated over the past several years. Can you give us a sense of what you consider normalized free cash flow to be, either a dollar figure or a percentage of sales or EBITDA?

Rob McNutt —Greif Inc.—SVP and CFO

Yes, I will take that one, Adam. This is Rob. In terms of free cash flow, the EBITDA guidance that we have given is the $450 million to $500 million. And so much of the expectations, as you say, normalized depends on what your normalized expectations for EBITDA are. So, for 2013, we said $450 million to $500 million.

The CapEx we’ve said $140 million to $150 million. Previously we have talked about something in the $90 million to $100 million being really ongoing maintenance levels of CapEx for the business, and that is not just physical maintenance, that is market maintenance to some degree as well. And so I think about that as more of a normalized number. And then you get below that, and we are talking about what is the level of debt and taxes and so forth.

So I think you have got to come to your own conclusion on what normalized EBITDA is, but for 2013 we said $450 million to $500 million.

Adam Josephson —KeyBanc—Analyst

Thanks, Rob, and just working capital, do you expect it to be much of a source or use this year?

Rob McNutt —Greif Inc.—SVP and CFO

Great question, and we have put in place processes this year around inventory management that are more rigorous than we have had in the past. We put in processes around receivables management and around payables management.

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DECEMBER 12, 2012 / 03:00PM GMT, GEF - Q4 2012 Greif Inc. Earnings Conference Call

We got a lot of cash this year out of just the fact that commodity prices came down. And because so many of our contracts are tied directly to commodity prices, that brings down the sales number, which also brings down the receivables, which is a component of working capital; brings down the inventory values, also offset to some degree by the payables.

And so you can see where some of that is coming out of commodities, but the piece I look at is the improvement in the days where we got a number of days improvement out of our DSO, a number of days improvement out of inventory as well as some days improvement of payables. We expect to continue to drive that and to make some incremental improvements on that going forward. But, again, we are going to be to some degree dependent on where commodity prices are going, and, therefore, is going to impact our working capital as well. But we will keep driving that.

David Fischer —Greif Inc.—President and CEO

I would add only to that same question, Rob’s laser focus on cash and driving some level of tying employees’ variable compensation to cash generation and cash management down within the organization has helped, as will, as we expect, the new organization causing an increase of activity across both businesses and geographies. That will also help modestly to improve working capital and cash management.

Adam Josephson —KeyBanc—Analyst

Thanks a lot, David and Rob, appreciate it.

Operator

George Staphos, Bank of America Merrill Lynch.

Benjamin Wong —Bank of America Merrill Lynch—Analyst

It is actually Benjamin Wong. Can you update us on whether there is any change in the competitive landscape across the regions, maybe focus on LATAM and Asia in particular?

Rob McNutt —Greif Inc.—SVP and CFO

Sure. In terms of the competitive landscape, as David referenced earlier, in terms of Asia-Pacific and Latin America, they, like everyone else, have been subject to the issues around the tenders that have gone on from some of our global customers. And again, that pressure has created some on the demand side pressure as those come off.

And, as you know, as volumes come off in places like Western Europe, that there tends to be more competitive pressure in places like — in Germany, specifically, we have seen pressure whereas the demand for industrial containers has come off, those of us who produce industrial containers are fighting harder, and in different ways, some through pricing, some through service offerings, but creates more competitive pressure.

In Asia-Pacific and Latin America, in particular, Asia-Pacific is a place where people continue to — our competitors and ourselves continue to grow because there is real growth in demand. It is the pace of growth in demand relative to the pace in growth and supply, and balancing that. So we have had some competitors who have added some capacity, perhaps a little bit ahead of growth in demand. And so that has created some of the normal elbowing your way into the market with new capacity that you normally see on any particular startup.

We haven’t seen, in my view — and David, I’d ask you to annotate, to correct what I say — that we haven’t seen, to my knowledge, behavior from competitors in Asia-Pacific that I would call irrational economically. It is just normal elbowing your way in and normal competitive kinds of things.

Latin America, we’re very heavy in Brazil. And in Brazil, as you know, the industrial economy has been going through a lot of challenges there as the strengthened Real over prior years really took a toll on the industrial economy. And that has created competitive pressure as ourselves and others fight again for a lower level of overall demand, and that has created some competitive pressures there.

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DECEMBER 12, 2012 / 03:00PM GMT, GEF - Q4 2012 Greif Inc. Earnings Conference Call

So I don’t view it as anything that is, I would say, people being irrational. It is just normal jockeying in a tough marketplace to maintain volumes.

David Fischer —Greif Inc.—President and CEO

And the only thing I would add to that would be that, as these supply-chains go through a bit of turmoil as economic activity slows down, from a macro standpoint I don’t see a large change in the competitive landscape. But I do see smaller competitors, local competitors within these regions who are oftentimes wedded to a singular or a couple big chemical or food accounts. And when that — and if those accounts shut down or move or consolidate, and they are left with a fairly large hole in their order book, you see them acting on a local basis very aggressively to fill that backlog.

So we have seen that kind of dynamic in multiple places around the world, because of the economy changing and these supply chains backing up in certain parts of the world. That has a trickle-down effect to the basic food and chemical manufacturers we serve.

Benjamin Wong —Bank of America Merrill Lynch—Analyst

Great, thanks. My next question is on the Paper Packaging segment. The price increase will be an obvious positive. Can you remind me how much containerboard tonnage you have and whether you anticipate volumes will be negatively impacted by the price hike? I recall you are selling mostly to middle-market guys, but I thought I would ask anyway.

David Fischer —Greif Inc.—President and CEO

We run about 725,000 in terms of size. And as far as the price increase, we saw only a very modest impact of that in Q4. Most of that will happen in 2013.

Benjamin Wong —Bank of America Merrill Lynch—Analyst

Okay, I will turn it over. Thanks.

Operator

Chris Manuel, Wells Fargo Investments.

Chris Manuel —Wells Fargo Investments—Analyst

Good morning, gentlemen, and congratulations on a very strong 2012 with respect to cash. A couple questions here. First, David, if you could run us through as the quarter progressed and then — or help us as to how you anticipate 2013 unfolding with respect to volumes across some of your businesses by region, maybe by product, however you want to — whatever level of detail you want to get into it.

I know you talked about some of the specific businesses as a whole, but I wanted to understand some of the regional variances. Which areas are strong, which areas are you seeing weakness in, et cetera?

David Fischer —Greif Inc.—President and CEO

Sure, Chris. First, before I get to some figures here, let me say that one of the things that I am noticing from multiple of the regions of the world is that holiday shutdowns or turnarounds have begun early, and hopefully will not run late. But we do see folks taking the year-end opportunity to shut down their production, manage their own inventories, their own cash and profit situations to the best of their ability as they closeout their fiscal year.

So we are seeing some of those holiday shutdowns take place little bit early. So let me walk you around the world, if you would, starting in North America, where the — focus first on the most recent quarter to quarter comparisons comparing Q4 this year to Q3 this year, and then how Q4 2012 compared to last year’s Q4.

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DECEMBER 12, 2012 / 03:00PM GMT, GEF - Q4 2012 Greif Inc. Earnings Conference Call

In North America, RIPS, Rigid Industrial Packaging, the quarterly comparison was down about 3% quarter-over-quarter, and versus last year it was actually up a modest 1%. In the Paper segment, Rob previously mentioned quarter versus quarter we were up modestly low single digits in volumes, and for the year up mid-single digits in our production volumes.

In EMEA quarter-over-quarter, we were seeing some of those holiday shutdowns and a softening of demand going into the final year-end, down about 5%. But pleasantly, given all of the challenges Ivan and his team have faced, we sought saw a 3% rise over the same quarter of 2011.

In Asia-Pacific quarter-over-quarter is basically flat. And comparing to last year, we were up mid-single digits, and pleasantly happy with that increase given all the turmoil and changes in some of the economy positions over there.

Latin America, quarter-over-quarter, we saw a drop of about 9%. And versus the same quarter as last year, down about 8%.

If you take a look at some of our global businesses, Polywoven and our packaging accessories business, in Polywoven, quarter-over-quarter we saw about a 4% decline, again attributable to the economic activity out of Western Europe. And year-over-year fourth quarter was down about 7% for the same reason.

Our Greif Packaging Accessories business quarter-over-quarter we were down only slightly, and versus the same period last year, up modestly low single digits reflecting some of the activity of not only Greif production facilities, but also those of our competitors that we serve with packaging accessories.

Chris Manuel —Wells Fargo Investments—Analyst

Okay, that is actually very helpful.

David Fischer —Greif Inc.—President and CEO

One other point, I am sorry, Chris; because of the year-end and presenting our plan to our Board for 2013, we go through a fairly rigorous interviewing process of all of our customer — top customers worldwide. And I would tell you the summary of all of those interviews, and there are some outliers on both sides, but customers are highly uncertain in the current macroeconomic environment, and forecast that 2013 is going to look a lot like 2012.

There is really no underlying good news, like a pervasive good news message that is shared among any of them, but there is also not a fear that there is an imminent significant drop. So I think most customers think they’re going to have to battle through 2013 like they did 2012. And the only trend, other trend I would mention is that in our view there is going to be a continued contraction of the chemical production facilities of Western Europe.

Chris Manuel —Wells Fargo Investments—Analyst

Okay, so I guess my next question or follow-up to that is, as I looked through the different regions, as you present them on page 17, in North America the business is up year-over-year for the full year. But when you look at your trajectory 4Q to 4Q on a year-over-year basis, it would appear as though your profitability in — let’s call it base Rigid business in North America — is down north of 40%. Meanwhile your European business, where you are citing some weakness or potential for slowing in some other elements, has over tripled.

I guess what I am not understanding, or maybe if you could help me fill in the gaps as to what specifically is happening over the last couple of months so dramatically in North America that it is trimming profitability, when year-over-year volumes are actually up and your profitability is so much better in Europe, even though volumes are down. So can you help maybe fill in some of the blanks here?

David Fischer —Greif Inc.—President and CEO

Yes, I will ask Rob to anecdote if I don’t complete the answer, but in North America I think what you are seeing is a quicker response or a number — an increased number of large tenders that took place over the course of the second half of 2012 that had either already taken place in Europe in the previous year, or hadn’t gone through another quite, let’s say, volumetric as high a cycle of number of tenders in Europe.

Europe is also significantly masked positively by the production — performance of our Middle East and Russia businesses. So there is quite a dichotomy, or a tale of two cities there — in terms of financial performance, which we don’t break out in detail. And, Rob, you got — you want to add to that?

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DECEMBER 12, 2012 / 03:00PM GMT, GEF - Q4 2012 Greif Inc. Earnings Conference Call

Rob McNutt —Greif Inc.—SVP and CFO

No, I would just say — I think that is one of the keys in terms of Europe. I think the guys running Western Europe has done a great job on cost controls there and managing through a tough situation. But you also have the advantage of a broader geography than just Western Europe. And Eastern Europe and the Middle East, as David said, continue to be — they’re not easy places to operate. They are places that we know how to operate, and I think the guys who run those businesses do a good job of leveraging and taking advantage of what they can.

Chris Manuel —Wells Fargo Investments—Analyst

Okay, so just — I will turn it over in one second — but just to follow up or understand that. You’re just now starting to see some of those price pressures appear here, or run through the numbers in North America. So if we dovetail that with your earlier comment that 2013 looks like 2012, this is likely to persist, then, over the course of the year, number one?

Then, number two, some of the improvement we have seen in Europe, even with potentially sluggish volumes, we have already got that — when does this all roll through, that we begin to see what is normalized pricing? Or what are normalized profits in some of these regions?

David Fischer —Greif Inc.—President and CEO

I think you surmised what we tried to describe to you very well. I have no answer for you on the second one. I think these waves of tenders and cost-cutting efforts go in just that wave. And I think 2013 will be a year of challenging environment for some of these big companies we serve. And that will roll downhill into their supply chain.

Chris Manuel —Wells Fargo Investments—Analyst

Okay, thank you. I have a few more questions. I will jump back in the queue.

Operator

Steve Chercover, D.A. Davidson.

Steve Chercover —D.A. Davidson—Analyst

Just a couple of quick ones. First of all, Rob, can you give us a status update on your SG&A initiatives? If I’m not mistaken, your target is to get it down to about 8% by — call it 2015 or 2016?

Rob McNutt —Greif Inc.—SVP and CFO

Yes, exactly, and that is the target that David and I have talked about and described with the Board. As you know, with SG&A a lot of this is dependent on having the right underlying structure. And so, a lot of this is going to be tied to rollout of ERP processes, because I don’t want to reduce the G&A side of the SG&A until we have got the right systems and processes in place.

So, expect that. And we expect that, and you saw some of that in Q4. I spoke to some increases in G&A cost tied to some of that, where we had some of the IT spending. I also spoke to some IT spending in the capital going forward.

And so, anticipate that we are not going to see a lot of that improvement during 2013. We are in process to start rolling out the new ERP system. We have been in development to start rolling that out the first calendar half of 2013. And as we get that rolled out, stable, then in 2014 really should see some of the positive impacts on the SG&A side.

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DECEMBER 12, 2012 / 03:00PM GMT, GEF - Q4 2012 Greif Inc. Earnings Conference Call

Steve Chercover —D.A. Davidson—Analyst

Who is the vendor for the ERP?

Rob McNutt —Greif Inc.—SVP and CFO

The vendor for the ERP is Infor. It is a product called LN. It is a global manufacturing software, and used by other global manufacturers. Infor, other clients of theirs include folks like Boeing and Honda and so forth. Not as well known, perhaps, as some of the other ones in SAP or Oracle, but certainly well-established and operates and supports while in geographies where we do business.

Steve Chercover —D.A. Davidson—Analyst

Great. And then just wanted to clarify, your EBITDA guidance, that is a GAAP guidance, right? So it includes any restructuring expenses you might have?

Rob McNutt —Greif Inc.—SVP and CFO

Yes, that is correct, Steve, good point. And the $450 million to $500 million is GAAP EBITDA typically, and we have rolled into that forecast about $25 million to $30 million of restructuring/acquisition/integration costs.

Steve Chercover —D.A. Davidson—Analyst

Okay, I think that was important. And, finally, and I hope you’re right about this, the return of manufacturing to America. So that will — will that benefit you from a volume perspective, presumably? Will it require any capital investment to satisfy the —?

David Fischer —Greif Inc.—President and CEO

I will say it won’t require major capital investment. I won’t comment as to what itwon’t require any of. What we are seeing is a number of customers near shore or onshore already existing manufacturing. But, also, plan, and you can read it in the press for yourself, a number of very large chemical complexes based upon natural gas volumes.

We have a footprint that we are very happy with in terms of North America, so I don’t see rooftops and buildings and management having to change. But I am certain there will be some growth in terms of product line as these things come up.

As you know, we mentioned in a couple previous calls our debut of Fusti Rigid Industrial Container — IBC business. And we’re busying ourselves with today dealing two new lines here in North America. Those seem to be coming on probably at the right timing for us.

So you will see things like that. But you won’t see, I believe, at this juncture, major capital expenditures to accommodate that volume.

Steve Chercover —D.A. Davidson—Analyst

And those Fusti lines, are they co-located within existing Rigid facilities?

David Fischer —Greif Inc.—President and CEO

That is correct. Here in North America they are.

The other thing I will mention is that in our North American production footprint we have the ability to add significant capacity, if we want to, just by adding shifts. And certain — I would say the majority of our facilities have the option to do that. Obviously, it doesn’t apply to Paper, but for our Rigid Industrial Packaging business we can add shifts and increase capacity fairly significantly.

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DECEMBER 12, 2012 / 03:00PM GMT, GEF - Q4 2012 Greif Inc. Earnings Conference Call

Steve Chercover —D.A. Davidson—Analyst

Perfect. Well, thanks, and top of the season to you.

Operator

Phil Gresh, JPMorgan.

Phil Gresh —JPMorgan—Analyst

Thanks for all the color so far. I just wanted to ask a couple of follow-up questions. So, the first one is just on your restructuring budget and the restructuring that you accelerated in the fourth quarter.

Obviously, some of your customers announced — have announced fairly large restructuring programs themselves recently. And I just want to get a sense from you as to how you would calibrate where you’re at in this restructuring cycle with respect to what your customers have announced already.

Are you — kind of what — give some more details around the actions that you have been taking. Are they more line related? Have you been closing facilities altogether, and is that something we might see more of moving forward? Just give us a little bit more color on how you’re thinking about things.

David Fischer —Greif Inc.—President and CEO

Thank you for the question. First of all, it depends on which part of the world you’re in. We have seen a number of our big customers, as have you, announce these closures. I would say we are either in pace or perhaps slightly ahead of some of those moves with our own activities. There have been both line and production location consolidation activities going on within our own envelope.

I would say that I anticipate more of this in 2013, not more than what we are currently at pace for, but a continuation of it from our customers as they figure out their own rightsizing of their footprint and right location of the world. So I don’t see us having to do this in North America to a large degree. But I do anticipate some rooftop consolidations coming out of — responding to our customers’ closures, and also our new organization that forces integration across businesses and across geographies to a higher degree.

As regard to Flexible, despite the subpar financial performance, I have been very encouraged by the amount of progress they have made. I mentioned earlier they have debuted the Saudi hub. This is the largest factory of its kind in the world. They did that with more than 1 million work hours without a safety incident, which is remarkable in that geography of the world.

In addition to that, in the latter half of 2012 they accelerated their restructuring efforts. They closed five production locations. They closed seven warehouses and five sales offices in response to not only putting the four companies we acquired together at a more rapid pace, but also in response to the downturn in Western Europe economic activity.

So they have done a very fine job, given a very tough working environment, in responding quickly. Those consolidations yielded a year-over-year reduction of about 1000 in their workforce, production workforce, across the globe. So, just to give you some flavor that certain parts of the business are more active and will continue to be more active, because either the product line they’re in or the geography they’re in, in the world. Other ones, not so much.

Phil Gresh —JPMorgan—Analyst

Okay, that is helpful. And then as you think about the guidance that you gave us for fiscal 2013 here, obviously, considering the challenges that you guys went through last year, maybe you could help us think about the progression of that guidance. I think last year there was always a discussion around things being a little bit back-end loaded. You did mention in the comments about seeing the shutdowns early here in the first quarter.

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DECEMBER 12, 2012 / 03:00PM GMT, GEF - Q4 2012 Greif Inc. Earnings Conference Call

So, maybe just give us some sense around how you thought about giving that guidance this year versus last year. And within that, are there any cost saves associated with all these actions you have been taking factored into that guidance? Or are you taking more of a wait-and-see approach with that?

Rob McNutt —Greif Inc.—SVP and CFO

Good question. This is Rob. In terms of last year, as you rightly point out, when we were sitting here a year ago, we were forecasting based on a recovery in Europe in the back half of the year and a relatively stable, i.e. continued growth, elsewhere in the world. And thus we had a more robust outlook for the back half of 2012 than we ultimately realized.

As we sit here this year, it is difficult for us given, as David said, our discussions with our customers, to come to the conclusion that there is a significant chance of back half improvement. So we will all see together how the year evolves, and how our thinking evolves.

So as we looked at 2013 and, as David said, our customer interviews, our understanding of our local markets and so forth, our conclusion was that 2013 is going to be — not an opportunity for a lot of growth in a lot of the world, but rather of continue to manage costs in a hard-nosed manner rather than look at the growth opportunities in a more aggressive way.

The things we talked about in terms of North America and so forth, obviously, those are longer-term kind of installations for people to put in new cracking facilities and so forth. And so, over time, I think we will benefit from that. But, certainly, that is not going to show up in 2013. And so that is our thinking there in terms of looking at the market and looking at our own forecast in terms of 2013.

Phil Gresh —JPMorgan—Analyst

Okay, that is helpful. And, just, anything baked in from a cost save standpoint?

Rob McNutt —Greif Inc.—SVP and CFO

Yes, clearly, we always look at the GBS process and these restructuring activities as part of that. We also still have normal wage inflation and so forth that impacts the economy. And as you know, while we have reduction in commodity costs, as does everybody else, those tend to get passed through to our customers. And so our underlying operating costs, we have ongoing inflation, really offset by GBS. But we do bake in the improvement in our restructuring — from our restructuring efforts as well.

Phil Gresh —JPMorgan—Analyst

Got it, okay. And then just one last question. I hopped on late, so, Rob, I apologize if you addressed this already.

But just with respect to the accounting and internal control processes that you discussed in Latin America, could you just talk about how you have more broadly addressed this challenge on a global basis, and what you have done over the past couple of months to ensure that it was more of an isolated incident and that you feel like this is resolved and we are in better shape moving forward?

Rob McNutt —Greif Inc.—SVP and CFO

Yes, let me talk about that. And I did address it a little bit, but not at the level of detail you’re asking. And in Latin America in particular, there are 11 people who — 11 or 12 people who used to work at Greif, who no longer work at Greif as a direct result of these issues. And these include business unit and regional management and controllers and some accounting staff.

You always wrestle in things like this with maintaining continuity, coupled with making sure that you have got the right people in place, and the right people in terms of capability, and then the right number of people in terms of the right people.

So, in Latin America we have taken what I think are very firm actions, the right action. And I think we have reviewed processes aggressively. We have beefed up a lot of our internal audit presence there as well, and our external auditors have also spent a lot more time in Latin America this year than perhaps they did in the prior year.

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DECEMBER 12, 2012 / 03:00PM GMT, GEF - Q4 2012 Greif Inc. Earnings Conference Call

And so I feel good about it. You never know absolutely everything, because I don’t personally review every transaction in the Company. But I think we have taken the right moves in Latin America.

In terms of more broadly, again, we have beefed up our internal audit staff. We have beefed up our internal audit reviews and schedules as a result of that additional staff being available to us.

We have also implemented, put in place some different processes and reviews in terms of our normal quarterly assurance reviews with our businesses, broadening and more specific questions around specific issues where we have encountered them. We have also added analytical review processes more rigorously in our corporate accounting function.

So we have taken a lot of steps. I feel good about steps we have taken. I will feel, obviously, much better when I get a single ERP in place and up and running, so that I do have perfect visibility down to the transaction level anywhere in the world. But where we are today, I think we have taken the right moves.

We have both increased the number of people, increased the quality of people, and improved processes. So, at this point I feel pretty good about it. Obviously, changes in internal control, you have to make sure that they’re running, and up and running for a period of time to come to a definitive conclusion on it, but feel good about what we have done and we continue to watch it very closely.

Phil Gresh —JPMorgan—Analyst

Okay, great. Thanks for that extra color. I will turn it over.

Operator

We have reached end of our question-and-answer session. I will now return the call to David Fischer for closing remarks.

David Fischer —Greif Inc.—President and CEO

Please turn to slide 15. We will continue to pursue efficiencies throughout the Company and margin enhancements in our businesses in fiscal 2013. Most of these efforts will involve basic blocking and tackling initiatives.

There will be even greater emphasis on continuing to improve operating performance without relying as much on topline growth to achieve our objectives for the year. These efforts will include continued emphasis on acquisition integration, improving working capital management, generating cash and beginning to realize synergies from working across businesses and geographic regions.

You may recall that most of these objectives are the same as those identified for fiscal 2012. We plan to build upon our current momentum, and pursue opportunities in fiscal 2013 to create significant value, just as we have done in prior cycles, throughout the successful execution of our plans.

We continued to be judicious in the deployment of financial and human capital for those opportunities that demonstrate the greatest growth and profitability potential. Equally, we are addressing underperforming assets and plan to take the appropriate actions. Rob and I look forward to keeping you informed of our progress in 2013.

Operator

A replay of this conference call will be available in approximately one hour on the Company’s website, www.Greif.com. We appreciate your interest and participation in this conference call this morning. This concludes today’s teleconference. Please disconnect your lines and have a meaningful day. Thank you.

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DECEMBER 12, 2012 / 03:00PM GMT, GEF - Q4 2012 Greif Inc. Earnings Conference Call

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